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                                                                    EXHIBIT 4(Q)

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                        TAX-SHELTERED ANNUITY ENDORSEMENT

This endorsement is part of the Contract. The Contract, as amended, is intended to qualify as an tax-sheltered annuity under section 403(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The following provisions replace any contrary provisions of the Contract:

1. The Annuitant is the sole Owner. The Contract is not transferable and may not be sold, assigned, discounted, or pledged as security for a loan or as a security for any other obligation, other than to Merrill Lynch Life Insurance Company ("we," "us" or "our"). Annuity payments under the Contract cannot be surrendered, commuted, assigned, encumbered, or anticipated in any way. The Owner's interest in the Contract is nonforfeitable.

2. Rollover and transfer amounts from plans that are not subject to the Employee Retirement Income Security Act of 1974, as amended, will be accepted as premium payments, as permitted by law. Other premium payments, including premium payments subject to Code section 402(g), will not be accepted.

3. Distributions under the Contract must satisfy the minimum distribution rules in Code section 403(b)(10) and the regulations thereunder, including any methods allowed by applicable guidance even if not specified in this Endorsement. The Annuity Date may not be later than the Required Beginning Date.

         Required Beginning Date means April 1 of the calendar year following the later of (i) the calendar year the Owner attains age 70-1/2, or
         (ii) the calendar year the Owner retires. Except in the case of a governmental plan or a church plan (as defined in Code section 401(a)(9)(C)), if the Owner is a 5% owner (as defined in Code section
         416), Required Beginning Date means April 1 of the calendar year following the calendar year the Owner attains age 70-1/2.

         The annual distribution required to be made by the Required Beginning Date is for the calendar year in which the Owner reaches age 70-1/2 or retires. Annual payments for subsequent years, including the year in which the Required Beginning Date occurs, must be made by December 31 of the year.

4. Any amount which becomes payable to the Owner during his or her lifetime must begin on or before the Annuity Date and will be payable to the Owner in substantially equal amounts, no less frequently than annually. The entire interest in the contract shall be paid or distributed during the lifetime of the Owner in a single sum, or in equal or substantially equal amounts, over:

         (A) the life of the Owner or the lives of the Owner and the designated beneficiary; or
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         (B)      a period not extending beyond the life expectancy of the
                  Owner, or the joint and last survivor expectancy of the Owner and the designated beneficiary.

         Payments shall be made in accordance with Code section 403(b)(10) and the regulations thereunder. In the event that the Option for distribution provides a form other than an irrevocable annuity that is non-increasing (other than acceleration), distribution of the Owner's interest in the contract must satisfy the individual account requirements of Code section 1.401(a)(9)-5 of the Treasury Regulations, as provided in section 1.403(b)-3 of the Treasury Regulations, rather than paragraphs 5 and 6 of this Endorsement.

5.       (A)      If the Owner dies after distribution has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used immediately preceding the Owner's death.

         (B) If the Owner dies before distribution has begun, the entire interest will be distributed according to the following provisions:

                  (i) If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with paragraph (iii) below.

                  (ii) If the Owner's sole designated beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70-1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (iii) below. If the Owner's surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's spouse's death, over the Owner's spouse's designated beneficiary's remaining life expectancy determined using the beneficiary's age as of his or her birthday in the year following the death of the Owner's spouse, or, if elected, will be distributed in accordance with paragraph (iii) below. If the Owner's surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the method of distribution being used prior to the surviving spouse's death.

                  (iii) If there is no designated beneficiary, or if applicable by operation of paragraph (i) or (ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the Owner's spouse's death in the case of the Owner's surviving

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                           spouse's death before distributions are required to
                           begin under paragraph (ii) above).

         (C) For purposes of this paragraph, required distributions are considered to commence on the Owner's required beginning date or, if applicable, on the date distributions are required to begin to the Owner's surviving spouse under paragraph (B) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of section 1.401(a)(9)-6 of the Treasury Regulations, then required distributions are considered to commence on the annuity starting date.

6. For purposes of the foregoing provisions, life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Treasury Regulations. If distributions are being made to the Owner's surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to the Owner's spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph 9(B)(i) or (ii) and reduced by 1 for each subsequent year.

         Annuity payments must be either non-increasing or they may increase only as provided in Q&A-14 of section 1.401(a)(9)-6 of the Treasury Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of section 1.401(a)(9)-6 of the Treasury Regulations. The distribution periods cannot exceed the periods specified in section 1.401(a)(9)-6 of the Treasury Regulations.

7. Distributions from the Contract attributable to contributions made pursuant to a salary reduction agreement may be made only (i) after the Owner attains age 59-1/2; (ii) upon severance from employment; (iii) upon death or disability; or (iv) for an amount not greater than the total of such contributions in the case of hardship. Distributions in the case of hardship may not be made with regard to income that was attributable to contributions made according to a salary reduction agreement. Any withdrawal from the Contract shall effect a surrender of the Contract to the extent of such withdrawal. Any premium payments thereafter may be made only with our consent.

8. The Owner, the Owner's surviving spouse, or the Owner's spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order ("Distributee"), may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan that accepts rollovers. This is called a direct rollover. An eligible rollover distribution ("Distribution") is any distribution unless it is:

         (a) One of a series of substantially equal period payments (made at least annually) for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten years or more; or

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         (b)      Any required distribution under Code section 403(b)(10); or

         (c)      Any hardship distribution described in Code section
                  403(b)(11)(B).

         An eligible retirement plan is an individual retirement account or annuity (IRA) described in Code section 408(a) or 408(b), a qualified plan described in Code section 401(a), another annuity described in Code section 403(b) or 403(b)(7), or a governmental plan described in Code section 457(b) that agrees to separately account for rollovers. We are required to withhold 20% as federal income tax withholding on an eligible rollover distribution that is not paid to an eligible retirement plan as a direct rollover.

9. We reserve the right to amend or modify the Contract or this Endorsement to the extent necessary to comply with any law, regulations, ruling, or other requirement necessary to establish or maintain the tax advantages, protections or benefits available to a tax-sheltered annuity under Code section 403(b) and any other applicable law. We will send the Owner a copy of such amendment to this endorsement. The Owner is responsible for determining that premiums, distributions and other transactions under the Contract comply with applicable law.

This Endorsement controls over any contrary provisions of the Contract.

                                       MERRILL LYNCH LIFE INSURANCE COMPANY



                                       By:___________________________________
                                                         Secretary

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